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FOR IMMEDIATE RELEASE                                                   CONTACT
September 6, 2001                                                  BARRY RUBENS
                                                                   704-722-2404
                                                            brubens@emp.ctc.net

                 CT COMMUNICATIONS ANNOUNCES NEW BOARD POSITIONS
        Mike Coltrane now Chairman, Ray Groth named Interim Board Member

CONCORD, NC - Following the resignation of his father, L.D. Coltrane III, as the Chairman of the Board of Directors of CT Communications (CTC, NASDAQ: CTCI), Michael R. Coltrane was voted by the Board to become its new Chairman. Michael Coltrane will continue to serve as President and CEO of the 104-year old telecommunications company. The Board has also chosen Raymond C. Groth to serve as a Board Member until the next shareholders' meeting, filling the seat vacated by Coltrane.

Michael Coltrane is the great-grandson of CT Communications' founder, Lester D. Coltrane, and has served the company as President since 1988, when his father again passed the torch to him.

"It gives me a great deal of pride to follow my father as Chairman of CT Communications," said Coltrane. "His leadership has been instrumental to the success of our company. I will continue to honor his accomplishments by following the core values and principles which have guided our company for more than a century."

"It has been an honor to continue the traditions of my family, adapting them to changes in technology through the years," said Mr. L.D. Coltrane. "I am confident that Mike will guide CT Communications forward with a steady hand and eye firmly on our original goal - providing superior telecommunications and outstanding customer service."

Ray Groth, 54, is well acquainted with the CT Communications Board, having provided consultation several times over the past years. Groth retired from First Union earlier this year, where he served as Senior Vice President and Managing Director of First Union Securities, Inc. Since the 1970's Groth has worked in a broad range of investment banking activities, specializing in the mergers and acquisitions field, a knowledge base that will be important to CT Communications as it navigates the changing trends in the rural telecommunications market. Prior to joining First Union, Groth was Managing Director of The First Boston Corporation (now Credit Suisse First Boston) and was an attorney with Cravath, Swaine & Moore in New York. A graduate of the Yale University School of


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Law and the University of Wisconsin, Mr. Groth resides in Charlotte with his wife Lynne where he is active in a number of community activities.

"CT Communications has a fine history of success, commitment to the community and eagerness to change along with technology," said Groth. "I am honored to serve with the Board of Directors as we bring the company into its second century of progress."

"Ray has provided tremendous value to our Board at critical times in recent history," said Mike Coltrane. "We feel fortunate that he is available to join us as our leadership changes hands, and we are looking forward to the benefit of his vast experience."

Headquartered in Concord, N.C., CT Communications, Inc. is a growing provider of integrated telecommunications services to residential and business customers located primarily in the Carolinas. CT Communications, a 104-year old telecommunications company, offers a comprehensive package of telecommunications services including local and long distance telephone services, Internet and data services, and digital wireless services.